AGREEMENT

                                    Between

                                 HAWORTH, INC.

                                      and

                      WATERLOO FURNITURE COMPONENTS, LTD.

                                      and

                      WATERLOO FURNITURE COMPONENTS, INC.
                                   AGREEMENT

     This Agreement effective October 1, 1992, by and between Haworth, Inc., a Michigan corporation having a place of business at One Haworth Center, 1400 Highway M-40. Holland, Michigan 49423, hereinafter referred to as "HAWORTH," and Waterloo Furniture Components, Ltd., a corporation organized under the laws of the province of Ontario, having a place of business at 501 Manitou Drive, Kitchener, Ontario, Canada, N2C 1L2, and Waterloo Furniture Components, Inc., a corporation organized under the laws of the state of Nevada, having a place of business at 200 Old Mill Road, Mauldin, South Carolina, hereinafter collectively referred to as "WATERLOO."

     WITNESSETH:

     WHEREAS, HAWORTH is the owner of all right, title and interest in and to an invention in an articulated keyboard support device and in particular United States Patent No. 4,616,798 issued October 14, 1986, and entitled "ADJUSTABLE SUPPORT FOR CRT KEYBOARD" (hereinafter referred to as the "'798 patent" or the "Licensed Patent");

     WHEREAS, WATERLOO has manufactured and sold articulated keyboard support devices subsequent to October 14, 1986, including the Model 6100 Series and Model 4100 Series products, some of which devices are asserted by Haworth to directly and/or contributorily infringe one or more of the claims of the '798 patent;

     WHEREAS, HAWORTH and WATERLOO agree that HAWORTH has no patent protection prohibiting WATERLOO from continuing to manufacture and sell its existing articulated keyboard support products in Canada and HAWORTH has not, and will not in the future, seek damages or royalties for the manufacture of such products for sale and use in Canada.
     WHEREAS, WATERLOO disputes HAWORTH's allegations of infringement and has challenged the validity of the '798 patent, but desires to avoid the expense of additional litigation.

     WHEREAS, WATERLOO represents that the WATERLOO Model 6100 series products are within the scope of the claims of U.S. Patent No. 5,037,054 owned by WATERLOO, and HAWORTH acknowledges such representation.

     WHEREAS, HAWORTH and WATERLOO are desirous of amicably settling pending litigation and resolving the outstanding controversy therebetween with respect to the allegedly infringing keyboard support devices manufactured and/or sold by WATERLOO subsequent to October 14, 1986;

     WHEREAS, WATERLOO is desirous of also obtaining a license under the '798 patent to permit, without the threat of alleged infringement or litigation, the continued manufacture and/or sale of such devices beginning as of the effective date of this Agreement;

     WHEREAS, HAWORTH is also desirous of resolving this controversy without further litigation.

     NOW, THEREFORE, in consideration of the mutual covenants and promises herein set forth, HAWORTH and WATERLOO agree as follows:

                                   SECTION I
                                  DEFINITIONS

     I-1. The term "Licensed Patent" shall refer to aforesaid U.S. Patent No. 4,616,798 (hereinafter also referred to as the '798 patent).

     I-2. The term "Licensed Unit(s)" shall refer to an articulated keyboard support device (either with or without the pad which directly supports a keyboard) which is adapted to be mounted on a work surface and (1) which HAWORTH heretofore alleged to fall or (2) which in the future falls within the scope of one or more claims of the Licensed Patent so as to give rise to direct or contributory infringement thereof. The current WATERLOO models for which royalties shall be paid are identified on Addendum A.

     I-3. If the Licensed Unit is sold without the pad, then the term "Selling Price" shall mean the price of the Licensed Unit (without the pad) in an arm's length transaction for a separate specified consideration payable in money, less any sales or use taxes, less any discounts allowed and taken in amounts customary in the trade such as quantity discounts, and less duty, freight or shipping charges, if separately itemized on the invoice, but before deductions of cash discounts or agents' commissions. If the Licensed Unit is sold with a pad, then the price of the pad shall not be included in the "Selling Price" as defined herein if the price of the pad is separately itemized on the invoice.
As to all Licensed Units sold with pads prior to the date of signing of this Agreement, it is not a requirement of this Agreement that the selling price of the pad be separately itemized on the invoice, and in situations where the Licensed Unit included a pad, then WATERLOO shall be entitled to deduct the cost of the pad from the "selling price."

     I-4. The term "sell" or "sale" and conjugate terms shall include lease, transfer, deliver, or otherwise dispose of for consideration. The "sale" of a Licensed Unit shall be considered to have occurred or such Licensed Unit shall be considered to be "sold" when such Licensed Unit is billed out, or if not billed out, then when delivered, or disposed of by WATERLOO for purposes other than that of soliciting sales from customers or when paid for if paid for before delivery.

     I-5. The term "Licensed Territory" shall include the United States of America including its territories and possessions. WATERLOO may sell Licensed Units anywhere in the world except Japan.
     I-6. The term "Agreement Year" in reference to the length of term of this Agreement shall have reference to a twelve (12) month interval extending from either the effective date hereof or the annual anniversary of the effective date hereof, and the term "quarter(s)" will refer to three (3) month intervals within said Agreement Year and ending as of the last day of the months of September, December, March and June.

                                   SECTION II
                              GUARANTEED PAYMENTS

     II-1.     In exchange for HAWORTH's agreement to settle pending litigation between HAWORTH and WATERLOO, and to refrain from legal action against WATERLOO's customers for infringement of the '798 patent based on sales and uses of WATERLOO keyboard support devices occurring prior to October 1, 1992, WATERLOO shall pay to HAWORTH a Guaranteed Total Sum of One Million Five Hundred Fifty Thousand Dollars ($1,550,000.00), payable as follows:

          1.1 An initial payment of Five Hundred Fifty Thousand Dollars ($550,000) within ten (10) days of the execution of this Agreement; and

          1.2 An Annual Settlement Payment of Two Hundred Thousand Dollars ($200,000) during each of the first, second, third, fourth and fifth Agreement years. The Annual Settlement Payment for each said Agreement Year shall be paid in equal quarterly installments on the thirtieth (30th) day of the month following each quarter (that is the thirtieth (30th) day of January, April, July and October). Any quarterly payments having a payment date prior to the execution of this agreement shall be paid within ten (10) days of the execution of this agreement.

     II-2.     No interest shall be charged with respect to said Guaranteed
Total Sum, provided that all payments are timely made.
     II-3.     WATERLOO guarantees payment of the Guaranteed Total Sum specified in Section II-1 above, in settlement of the controversy between the parties, except as provided under section VII-5 below. In the event that any claim of the '798 patent is held unpatentable, unenforceable or invalid for any reason in any litigation or re-examination, no part of said Guaranteed Total Sum shall be forgiven, or be discharged or be refundable to WATERLOO.

                                  SECTION III
                                 GRANT AND TERM

     III-1.    HAWORTH hereby grants to WATERLOO a non-exclusive right and license to manufacture, have manufactured, use and sell Licensed Units within said Licensed Territory. WATERLOO shall not have the right to grant sublicenses hereunder, except to affiliated companies.

     III-2.    No license is granted expressly or by implication by virtue of this Agreement under any other patent of HAWORTH, domestic or foreign. No current WATERLOO keyboard support device is an infringement or within the scope of any claim of any other U.S. or Canadian patent or patent application of HAWORTH.

     III-3.    The effective date of this Agreement and the license granted herein shall be October 1, 1992.

     III-4.    This Agreement shall be effective only when executed by both parties and shall continue for the full term of said Licensed Patent, unless this Agreement is earlier terminated pursuant to the provisions hereof.
                                   SECTION IV
                                   ROYALTIES

     IV-1.     In consideration of the grant by HAWORTH to WATERLOO of the license under Section III, WATERLOO agrees to pay to HAWORTH a royalty as follows:

          1.1 (1) Ten percent (10%) of the selling price (as defined in Section I-3 above) for the first One Hundred Thousand (100,000) Licensed units sold by WATERLOO during each Agreement Year; (2) Eight percent (8%) of the Selling Price (as defined in Section I-3 above) for the second One Hundred Thousand (100,000) Licensed Units sold by WATERLOO during each agreement year; and (3) Three percent (3%) of the Selling Price (as defined in Section I-3 above) for any Licensed Units over Two Hundred Thousand (200,000) Licensed Units sold by WATERLOO during each agreement year.
          1.2 However, as a matter of accounting convenience WATERLOO may elect to calculate and pay royalties at the following per unit rates based upon an average selling price of $35.00 per unit: (1) Three Dollars and Fifty Cents ($3.50) per Licensed Unit for the first One Hundred Thousand (100,000) Licensed units sold by WATERLOO during each Agreement Year; (2) Two Dollars and Eighty Cents ($2.80) per Licensed Unit for the second One Hundred Thousand (100,000) Licensed Units sold by WATERLOO during each agreement year; and (3) One Dollar and Five Cents ($1.05) per Licensed Unit for Licensed Units over Two Hundred Thousand (200,000) Licensed Units sold by WATERLOO during each agreement year.

          1.3 It is understood that WATERLOO must elect, in writing, whether to calculate royalties under paragraph IV-1.1 or paragraph IV-1.2 at the time of the first quarterly payment and all future payments will be made on the same basis.

     IV-2.     WATERLOO shall be entitled to deduct from the royalties due
Haworth, during each of the initial five Agreement Years, the Annual Settlement Payment (as defined in Section II-1.2) paid to HAWORTH for the same Agreement Year. The Initial Settlement Payment of Section II-1.1 above shall not be deductible from royalties.

     IV-3.     Royalties shall be payable from WATERLOO to HAWORTH on a
quarterly basis, with the quarterly royalty payment being due by no later than the thirtieth (30th) day of the month following the end of each quarter (i.e., the quarterly royalties being due on the 30th day of January, April, July and October). Each Quarterly royalty payment may be reduced by the amount of the quarterly Annual Settlement Payment paid for the same quarter, and the royalty payment owed by WATERLOO to HAWORTH for the Agreement Year (as paid quarterly) shall be the difference between the total computed royalty for the Agreement Year (including any credit as described in paragraph IV-5 below) minus the total Annual Settlement Payment paid by WATERLOO to HAWORTH for the same Agreement Year.

     IV-4.     WATERLOO shall not be entitled to pay Settlement Payments or royalty payments into escrow accounts.

     IV-5.     With respect to sales of Licensed Units on or after October 1,
1992, WATERLOO may claim a credit for any royalty previously paid or due to HAWORTH for Licensed Units that have been returned to WATERLOO for credit by customers of WATERLOO in proportion to the amount of any credit against the Selling Price that has been allowed by WATERLOO to said customers. No credit may be claimed with respect to any keyboard support devices sold prior to October 1, 1992.

                                   SECTION V
                    GENERAL PROVISIONS RELATING TO ROYALTIES

     V-1. WATERLOO shall keep complete and accurate records of all Licensed Units sold or otherwise disposed of by WATERLOO. On or before the thirtieth
(30th) day of each of January, April, July and October (the "payment date"), WATERLOO shall render a written statement to HAWORTH setting forth by model, style or catalog number, the quantity of Licensed Units sold by WATERLOO during the preceding quarter, and the amount of royalties due. If royalty payments are based upon a percentage of the Selling Price (as defined in paragraph I-3 above) then the written statement shall also include the Selling Price of the Licensed Units. WATERLOO shall contemporaneously pay the royalties due to HAWORTH in the manner set forth in this Agreement. The first royalty "payment date" shall be January 30, 1993, and the respective statement and royalty payment shall be for the fourth quarter, 1992. If no Licensed Units have been sold during any quarter, WATERLOO shall render a written statement to HAWORTH of such fact. The royalty statements of WATERLOO, if requested by HAWORTH, shall be certified as to correctness by a corporate officer of WATERLOO or by an independent certified public accountant.

     V-2. Within thirty (30) days after expiration or termination of this Agreement, WATERLOO shall render a statement to HAWORTH containing the information called for in Section V-1 and covering any period prior to expiration or termination for which a statement has not been previously rendered and shall contemporaneously pay the royalties due for said period.

     V-3. HAWORTH may require WATERLOO to pay interest upon any and all amounts of royalty or settlement payments due to HAWORTH that are unpaid more than fifteen (15) days following the applicable payment date, from the applicable payment date to the date of payment, the rate of such interest being the prime rate at the Bank of America on the applicable payment date.

     V-4. WATERLOO agrees to permit the records referred to in Section V-1 hereof to be examined (at HAWORTH's expense) during normal business hours and no more frequently than once each calendar year by an auditor or independent certified public accountant mutually acceptable to HAWORTH and WATERLOO in order to verify the accuracy of WATERLOO's statements and of the payments required to be made hereunder. WATERLOO shall make prompt adjustments to correct any errors or omissions in WATERLOO's statements or payments disclosed by such audit. Neither HAWORTH's right to audit nor its right to receive adjustment shall be effected by any statement to the contrary appearing on checks or otherwise. In the event that such examination determines underpayment of royalties in excess of two percent (2%) for any Agreement Year, then WATERLOO shall bear the cost of the examination. In the event that such examination determines overpayment of royalties, HAWORTH shall promptly refund WATERLOO the overpayment to correct any errors, alternatively, at WATERLOO's sole discretion, the overpayment may be credited to future royalty payments.

     V-5. If any claim or claims of the '798 patent are subsequently declared invalid, unpatentable or unenforceable by any final and nonappealable decision by a Federal Court, the United States International Trade Commission or the Patent and Trademark Office, then WATERLOO's obligation to pay royalties with respect to said claim or claims shall cease as of the day the decision becomes final and nonappealable. Furthermore, in the event that hereafter either (1) The United States Patent and Trademark Office or a Court of competent jurisdiction in a final non-appealable determination or (2) HAWORTH construes the claims of the '798 patent to have a scope of coverage which excludes any WATERLOO model(s) listed on Addendum A, then (1) WATERLOO is not estopped from asserting non-infringement by said model(s), (2) no subsequent royalty is due hereunder as to said model(s) and (3) no presumption of claim coverage or infringement shall be applied to said model(s) by virtue of this Agreement.

     V-6 In any case WATERLOO's obligation to pay royalties shall cease as of the day the '798 patent expires.

                                   SECTION VI
                             NOTICE AND TERMINATION

     VI-1. Any notice which HAWORTH or WATERLOO is required or permitted to give pursuant to any of the provisions of this Agreement by either party to the other, shall be regarded as properly given if the same is embodied in a letter signed by a duly authorized officer or agent of the party sending notice, sent by Certified or Registered Mail, Return Receipt Requested, and addressed to the parties as follows:

If to HAWORTH:            If to WATERLOO FURNITURE COMPONENTS,
                          LTD.

Haworth, Inc.             Waterloo Furniture Components, Ltd.
One Haworth Center        501 Manitou Drive
1400 Highway M-40         Kitchener, Ontario N2C 1L2
Holland, Michigan 49423   CANADA

Attention: President      Attention: President

                          If to WATERLOO FURNITURE COMPONENTS,
                          INC.

                          Waterloo Furniture Components, Inc.
                          200 Old Mill Road
                          Mauldin, South Carolina 29662

                          Attention: President

The effective date of said notice shall be the date of receipt by the addressee.

     VI-2.     Any payment made to HAWORTH under this Agreement shall be
addressed to:

     Haworth, Inc.
     One Haworth Center
     1400 Highway M-40
     Holland, Michigan 49423

     Attention: Vice President of Finance,

or to any other location subsequently authorized by HAWORTH in writing.

     VI-3.     WATERLOO shall have the right to terminate this Agreement and the license granted to it hereunder by written notice to HAWORTH. This Agreement and the rights granted to WATERLOO hereunder shall terminate upon receipt of such termination notice by HAWORTH. There shall be no refund or return of any monies paid to HAWORTH by WATERLOO prior to said termination, and WATERLOO shall not thereby be relieved or discharged of paying either the Guaranteed Total Sum specified in Section II hereof or the full sum for past royalties set forth in
Section IV hereof.

     VI-4.     If WATERLOO shall at any time default in making any payment required under this Agreement or in making any report hereunder, or commit any breach of any covenant or Agreement herein contained, and shall fail to remedy any such default or breach within sixty (60) days after receipt of written notice from HAWORTH specifying such default or breach, then by notice in writing to this effect and at its option, HAWORTH may terminate this Agreement and the license hereunder, but such termination shall not prejudice HAWORTH's rights which shall have accrued to the date of such termination, nor its rights to recover any royalty or any payment due at the time of such termination nor shall it prejudice any cause of action or claims of HAWORTH accrued or to accrue on account of any breach or default by WATERLOO. This Agreement and the rights granted to WATERLOO hereunder shall terminate upon receipt of such termination notice by WATERLOO.

     VI-5.     HAWORTH shall have the right to terminate this Agreement at any time upon or after the filing by WATERLOO of a petition in bankruptcy or insolvency, or upon or after any adjudication that WATERLOO is bankrupt or insolvent, or upon or after the filing by WATERLOO of any petition or answer seeking reorganization, readjustment, or rearrangement of WATERLOO under any law relating to bankruptcy or insolvency, or upon or after the appointment of a receiver for all or substantially all of the property of WATERLOO, or upon or after the making by WATERLOO of any assignment or attempted assignment for the benefit of creditors, or upon or after the institution by WATERLOO of any assignment or attempted assignment for the benefit of creditors, or upon or after the institution by WATERLOO of any proceedings for the liquidation or winding up of its business, and upon the exercise of such right, this Agreement shall terminate thirty (30) days after notice in writing to that effect has been sent by HAWORTH to WATERLOO. It is, however, understood that should either entity, Waterloo Furniture Components, Ltd. or Waterloo Furniture Components, Inc. liquidate, wind-up business or otherwise take or be subject to an action covered by this paragraph, while the other entity continues business, HAWORTH has no right, under this paragraph, to terminate this Agreement with respect to the entity continuing business.

     VI-6.     HAWORTH shall have the right to terminate this Agreement if
WATERLOO voluntarily (i.e. absent a court order, a subpoena or other similar process) assists any third party in contesting the validity, patentability, enforceability or scope of coverage of the '798 patent.

     VI-7.     Expiration or termination of this Agreement shall not release
WATERLOO from any of its obligations hereunder with regard to Licensed Units manufactured prior to expiration or termination, and shall not rescind or give rise to any right to rescind anything done or to claim return of, or cancellation of any payment, obligation occurring, or other consideration given to HAWORTH hereunder, prior to the time of expiration or termination.

     VI-8.     Failure or delay on the part of HAWORTH to exercise its right of termination hereunder for any one or more breaches or defaults shall not be deemed a waiver of its right of termination for such or for any other subsequent breach or default. Likewise, failure or delay on the part of WATERLOO to exercise its right of termination hereunder for any one or more breaches or defaults shall not be deemed a waiver of its right of termination for such or for any other subsequent breach or default.
                                  SECTION VII
                               GENERAL PROVISIONS

     VII-1.    WATERLOO shall mark all Licensed Units with the number of the
Licensed Patent, such as by using the phrase "Patent No. 4,616,798" or equivalent.

     VII-2.    If, during the term of this Agreement, HAWORTH grants a license to thereafter make, use or sell under the '798 patent to a direct competitor of WATERLOO at a more favorable royalty than that contained in Section IV-1 hereof, and if the royalty is a primary tangible consideration received or receivable by HAWORTH for grant of the license, then such more favorable royalty will be automatically offered to WATERLOO and shall be effective as of the date said royalty comes into effect with respect to said competitor, provided that WATERLOO accepts said more favorable royalty together with any less favorable terms that may be in such other license. However, if such license granted by HAWORTH to a direct competitor of WATERLOO provides to HAWORTH non-monetary considerations, which are unique to such competitor, then WATERLOO may adopt the terms of such license, if WATERLOO offers to HAWORTH non-monetary considerations which are substantially equivalent to such unique non-monetary considerations. The intent of HAWORTH and WATERLOO is to provide that WATERLOO is treated no less favorably than direct competitors of WATERLOO in regard to licensing of the '798 patent. HAWORTH's competitors in the office furniture business arc acknowledged to not be direct competitors with WATERLOO within the meaning of this provision. In the event that HAWORTH enters into any license agreement under the '798 patent with any direct competitor of WATERLOO, then HAWORTH shall provide written notice of such agreement and the terms thereof to WATERLOO within thirty (30) days following the execution thereof.

     VII-3.    HAWORTH agrees to make no attempt to commercially use the fact that WATERLOO is licensed under the '798 patent, and more specifically, will not use this license relationship in promoting or attempting to sell HAWORTH's products to prospective customers. If WATERLOO has reason to believe that HAWORTH has failed to fully comply with this commitment, then WATERLOO shall notify HAWORTH so as to enable HAWORTH to take necessary action to resolve the matter and insure compliance with this provision. In those situations where HAWORTH is attempting to enforce and/or license the '798 patent, then HAWORTH shall have the right to disclose that WATERLOO is licensed under the '798 patent.

     VII-4.    HAWORTH agrees to make reasonable efforts consistent with its sound business judgment to enforce the '798 patent against infringers.

          4.1 If WATERLOO becomes aware of an infringement by a direct competitor of WATERLOO (as defined in paragraph VII-2 above) then WATERLOO shall promptly notify HAWORTH, in writing, of the infringement and show the extent of infringement to enable HAWORTH to evaluate same. If such infringement is a Substantial Infringement (as set forth below), and in the event HAWORTH fails, within twelve (12) months from the date of such notification showing Substantial Infringement, to: (1) cause such infringement to cease or become reduced to less than Substantial Infringement; or (2) demonstrate by a reasonable showing, diligent prosecution toward termination of Substantial Infringement; or (3) bring suit and prosecute the same with reasonable diligence against said infringer in response to the notification served by WATERLOO, then WATERLOO shall be entitled to withhold royalties which would otherwise accrue thereafter under this agreement. However, upon a subsequent reasonable showing by HAWORTH to WATERLOO of diligent prosecution toward termination of Substantial Infringement, WATERLOO shall resume payment of royalties effective as of the date of said showing and shall also pay to HAWORTH royalties accrued during the period of time during which WATERLOO withheld royalties in accordance with the above. The term "Substantial Infringement" shall mean the unlicensed manufacture, use or sale over a period of at least two consecutive accounting quarters of products which infringe the Licensed Patent where there is reason to believe the sales volume of such infringement is equal to or exceeds an annual volume of Twenty Five Thousand (25,000) Units by a single infringer. The burden of initially showing Substantial Infringement shall be upon WATERLOO by a preponderance, and the burden of subsequently showing termination or lack of Substantial Infringement shall be upon HAWORTH by a preponderance. However, HAWORTH's ongoing litigation with Steelcase shall not be considered as activity against an infringer identified by WATERLOO hereunder. Further, if HAWORTH is at any time litigating the '798 patent against an infringer, other than the pending litigation with Steelcase, then HAWORTH shall have no obligation to simultaneously litigate the patent against other infringers.

          4.2 With respect to HAWORTH's competitors in the office furniture business which are considered not to be direct competitors with WATERLOO, HAWORTH agrees to make reasonable efforts consistent with its sound business judgment to enforce the '798 patent against such infringers, provided however, that HAWORTH's opinion and decision as to whether to initiate litigation against parties that are not direct competitors with WATERLOO shall be accepted as final by WATERLOO.

     VII-5.    HAWORTH agrees not to license the '798 patent or any
corresponding foreign patent for manufacture outside of Canada or the United States of America for importation into the United States of America. If HAWORTH issues a license for such importation, then WATERLOO shall submit appropriate written notice to HAWORTH and, if HAWORTH fails to take steps to stop such importation within sixty (60) days following receipt of such notice, then WATERLOO shall continue to be licensed, but may cease payment of royalties and any outstanding Settlement Payments due hereunder, without any future obligation to HAWORTH for such ceased payments. Thereafter, at such time as HAWORTH stops such licensed importation, royalty on sales subsequent to the cessation of licensed importation shall be due and payable pursuant to section IV-1 above.
It is understood that it is not a license under this paragraph to provide an importer a waiver of damages for past sales in settlement of an infringement dispute.

     VII-6.    WATERLOO and/or its customers shall be solely responsible for the design and manufacture of the Licensed Units. HAWORTH makes no warranty, either expressed or implied, relative to the Licensed Units or the applications thereof. WATERLOO agrees that it will be solely responsible for any and all liability or damage which may arise solely as a result of said Licensed Units which are manufactured by WATERLOO, and that it will indemnify, hold harmless and defend HAWORTH relative to any such liability or damage. Provided, however, to the extent HAWORTH purchases, uses or sells Licensed Units manufactured by WATERLOO, WATERLOO will not indemnify, hold harmless or defend HAWORTH against liability or damage relating to HAWORTH's actions with respect to such Licensed Units, except to the extent such indemnification is required by law.

     VII-7.    WATERLOO expressly covenants that neither this Agreement nor rights hereunder shall be, directly or indirectly, assigned, transferred, divided or shared by WATERLOO to or with any other individual, firm, corporation or association whatsoever, without the prior written consent of HAWORTH; provided, however, that this Agreement may be assigned to a successor to substantially all of the business of WATERLOO. No acquisition of the shares or assets of WATERLOO nor any assignment of this Agreement, with or without the consent of HAWORTH, shall operate to absolve any successor or assignee of liability to HAWORTH for infringement of the Licensed Patent arising from acts committed by the successor or assignee prior to the date of assignment.

     VII-8.    This Agreement shall be binding upon and shall, to the extent provided in Section VII-7 above, inure to the benefit of the respective successor and assigns of HAWORTH and WATERLOO.

     VII-9.    Nothing contained in this Agreement shall be construed as a warranty or representation by HAWORTH that anything made, used or sold by WATERLOO hereunder will be free from infringement of patents of any third party.
     VII-10.   Nothing contained in this agreement shall be construed as an admission by WATERLOO that the '798 patent is valid.

     VII-II.   This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter of this Agreement and merges all prior discussions between them, and neither of the parties shall be bound by any conditions, definitions, warranties or representations other than as expressively provided in this Agreement or as duly set forth on or subsequent to the date hereof in writing and signed by a proper and duly authorized representative of the party to be bound thereby.

     VII-12.   The various provisions of this Agreement, including Sections and
Subsections, shall be considered legally severable. In the event any term or provision of the Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not effect any other term or provision hereof; and, in such event, this Agreement shall be interpreted and construed as if such term or provision, to the extent that same shall have been held to be invalid, illegal or unenforceable, have never been contained herein.

     VII-13.   This Agreement is deemed to be executed and delivered within the
State of Michigan, and shall be construed, interpreted and applied in accordance with the laws of the State of Michigan.

     VII-14.   WATERLOO acknowledges that HAWORTH's models AKP-10, AKP-19 keyboard support devices, as presently sold, do not infringe any U.S. patents of WATERLOO. HAWORTH represents that the models AKPP-4, AKPT-3, AKP-2, AKPT- 1, NAK-3, NAK-2 and NAK- 1, as presently sold, do not infringe any U.S. patents of WATERLOO and WATERLOO acknowledges that representation.

     IN WITNESS WHEREOF, this Agreement is executed in duplicate by duly authorized representatives of the parties hereto as indicated below.

HAWORTH, INC.                WATERLOO FURNITURE COMPONENTS, LTD.

By: /s/ Alvin Elders__________   By: /s/David Bowers__________

Title: VP Quality_________   Title: ____Chairman_______

Date12/23/92________________   Date: 12/28/92________________




                             WATERLOO FURNITURE COMPONENTS, INC.

                             By: /s/ David Bowers
                             Tite: Chairman

                             Date: 12/28/92


Attachment: Addendum A

Witness:                     Witness:
/s/ Virginia M. Conklin      /s/ Kay Rice




                                    ADDENDUM

Waterloo Furniture Components, Ltd.  Products Within The License:

                                   Model 4110
                                   Model 4120
                                   Model 4130
                                   Model 4140
                                   Model 4150
                                   Model 4160
                                   Model 4190
                                   Model 6130
                                   Model 6135
                                   Model 6140
                                   Model 6150
                                   Model 6170
                                   Model 6175
                                   Model 6180
                                   Model 6190
                                   Model 5900
                                   Model 4123
                                   Model 4137
                                   Model 4138
                                   Model 4139
                                   Model 4179
                                   Model 6137

                                AMENDED SUMMARY
                        OF THE VOLUME OF WATERLOO UNITS
                               SOLD IN THE U.S.A.




                 Arm     1986    1987    1988    1989    1990    1991   Jan -
                                                                         Nov


                                                                         1992

                4100     1,015   5,143  11,716   3,039   1,800       0       0
                4110         2     129     683     138       3       0       0
                4120     1,784  13,464  14,823  13,490   2,438      19       0
                4130     2,211   9,732  12,050  16,695   8,602      12       0
                4140     3,199   7,122  10,426  11,341   3,281       0       0
                4150       901   8,510   6,272   5,300   2,297       0       0
                4160     1,719  18,063  27,879     400     102     145       0
                4190       470   4,697   7,530   6,637   1,988       0       0

                6130         0       0       0   3,954  29,218  50,379  81,421
                6140         0       0       0   3,040  155,45  158,44  162,62
                                                             7       4       2
                6150         0       0       0       0   1,850   6,569  15,091
                6170         0       0       0       0       0       0   6,962
                6180         0       0       0       0       1     801       0
                6190                 0       0           2,938   4,202   6,600

                5900*        0       0       0       0       0       0     395

                Total   11,301  66,860  91,379  64,034  209,97  220,57  273,09
                                                             5       1       1


                                        Conversion Kit


                4123         0       0       0       0       0       0       0
                4137         0       0       0       0     102       0       0
                4138         0       0       0       0      80       0       0
                4139         0      50     100     100     100       0       0
                4179         0       0       0       0       0       0       0
                6137         0       0       0       0       0     161       5
                In the above chart, the 1986 numbers are from October 14 (issue date of the patent-in-suit) to the end of year. The 1992 numbers are year to date as of December 1, 1992.